Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 8, 2018, relating to the consolidated financial statements and financial statement schedule of Daktronics, Inc. and subsidiaries and the effectiveness of Daktronics, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Daktronics, Inc. for the year ended April 28, 2018.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
September 28, 2018